[Logo of Sparton Corporation]	Exhibit 99.1 NEWS RELEASE
Sparton Corporation Announces the Retirement of David W. Hockenbrocht
JACKSON, Mich.—(BUSINESS WIRE)—
Sparton Corporation announced the retirement of David W. Hockenbrocht, its Chief Executive Officer and President and his resignation as a Director, effective on March 7, 2008. Mr. Hockenbrocht has served as President of the Company for thirty years and more recently served as CEO and President since 2000.
In his announcement to the Company, Mr. Hockenbrocht stated:
“My retirement will end a thirty-year career at Sparton that has been filled with interesting work with great people and many challenges. I shall miss the personal associations developed over the years and the challenges of the public company arena. However, after due consideration, I believe that it is now time for the next generation of leadership to take the reins at Sparton and time for me to spend more time with family and other private interests.
The Board of Directors accepted Mr. Hockenbrocht’s resignation with regret, noting that he had ably guided the firm through a series of challenging periods for the Company, including the sale of the Company’s automotive companies at the high point of the market and restructuring the Company into an industry leading electronics contract manufacturer, culminating in the acquisition of Astro Instrumentation, LLC which is now a significant contributor to the Company’s financial performance.
At their meeting on March 7, 2008, the Board of Directors appointed Richard L. Langley, as interim President and Chief Executive Officer of the Company. Mr. Langley was formerly Chief Financial Officer of the Company and Joseph S. Lerczak, interim Chief Financial Officer.
About Sparton Corporation
 Sparton Corporation (NYSE:SPA) now in its 107th year, provides high mix, low to medium volume electronics design and manufacturing services utilizing seven manufacturing locations encompassing over 800,000-sq. ft. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing and post-manufacturing services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, distribution management to field support.
Safe Harbor and Fair Disclosure Statement
 Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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